EXHIBIT 10.1

KINERGY MARKETING LLC
400 Capitol Mall, Suite 2060
Sacramento, California 95814

May 17, 2009

Wachovia Capital Finance Corporation (Western),
  as Agent for and on behalf of the
  Lenders as referred to below
251 South Lake Avenue, Suite 900
Pasadena, California 91101

Re:           Amendment and Waiver Agreement

Ladies and Gentlemen:

Wachovia Capital Finance Corporation (Western) (“Wachovia”), in its capacity as agent (“Agent”) for the Lenders from time to time party to the Loan Agreement referred to below, the Lenders and Kinergy Marketing LLC, an Oregon limited liability company (“Borrower”), have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated as of July 28, 2008, by and among Agent, Lenders and Borrower (the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, the Letter re: Amendment and Forbearance Agreement, dated February 13, 2009 (the “Forbearance Agreement”), the Amendment No. 1 to Letter re: Amendment and Forbearance Agreement, dated as of February 26, 2009 (the “Amendment No. 1 to Forbearance Agreement”), the Amendment No. 2 to Letter re: Amendment and Forbearance Agreement, dated as of March 27, 2009 (the “Amendment No. 2 to Forbearance Agreement”), and this Letter re: Amendment and Waiver Agreement (this “Agreement”) (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Wachovia is currently both the Agent and the sole Lender under the Loan Agreement and is hereinafter referred to in this Agreement in both such capacities, as “Wachovia”.

Borrower and Pacific Ethanol, Inc., a Delaware corporation, as Guarantor (“Parent”) have requested that Wachovia (a) waive the Specified Defaults (as defined in the Forbearance Agreement), (b) waive the Event of Default under Section 10.1(a)(i) of the Loan Agreement resulting from the failure of Borrower to maintain EBITDA in the amount required by Section 9.17 for the two (2) consecutive month period ending February 28, 2009, (c) waive the Event of Default under Section 10.1(a)(i) of the Loan Agreement resulting from the failure of Borrower to maintain EBITDA in the amount required by Section 9.17 for the three (3) consecutive month period ending March 31, 2009, (d) waive the Event of Default under Section 10.1(a)(i) of the Loan Agreement resulting from the failure of Borrower to maintain EBITDA in the amount required by Section 9.17 for the four (4) consecutive month period ending April 30, 2009, (e) waive the Event of Default under Section 10.1(a)(i) of the Loan Agreement resulting from the failure of Borrower to deliver certified financial statements of Borrower and its Subsidiaries for the fiscal month ended March 31, 2009 within the time period specified in, and in accordance with, Section 9.6(a)(i), (f) waive the Event of Default under Section 10.1(a)(i) of the Loan Agreement resulting from the failure of Borrower to deliver audited financial statements of Borrower and its Subsidiaries and Parent and its Subsidiaries for the fiscal year ended December 31, 2008 (together with an unqualified opinion of independent certified public accountants with respect thereto) within the time period specified in, and in accordance with, Section 9.6(a)(iii), (g) waive the Events of Default under Section 10.1(a)(i) of the Loan Agreement resulting from various liens filed, and pre-judgment writs of attachment ordered, against Borrower and its assets in connection with the action filed on January 9, 2009 by Western Ethanol Company, LLC against Borrower in the Superior Court of California, County of Orange (the Events of Default identified in clauses (b) through (g) hereof, together with the Specified Defaults, collectively, the “Existing Defaults”), (h) consent to an amendment to the Parent/Borrower Operating Agreement substantially in the form attached hereto as Exhibit A, and (i) make certain amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Wachovia is willing to do subject to the terms and conditions set forth in this Agreement.

In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Interpretation.  All capitalized terms used in this Agreement shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2. Amendments to Loan Agreement.

(a) Additional Definitions.  As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Agreement and Waiver” shall mean the Letter re: Amendment and Waiver Agreement, dated as of May 17, 2009, by and among Borrower, Parent, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“PE Holding Debtors” shall mean, collectively, Pacific Ethanol Holding Company, LLC and each of its subsidiaries that have commenced, or will commence, a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware.

“Western Ethanol Agreement” shall mean the Agreement, dated as of May 14, 2009, by and among Borrower, Agent and Western Ethanol Company, LLC.

(b) EBITDA.  The definition of “EBITDA” in Section 1.29 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.29    “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization (including amortization of deferred financing fees), non-cash impairment charges, imputed interest, deferred compensation, non-cash inventory valuation adjustments and bank fees for such period (all to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) any costs and expenses incurred, and any amounts paid in cash (whether pursuant to settlement or a final order of a court of competent jurisdiction), in connection with any litigation or judgment, to the extent of the amount received by Borrower (whether by contribution or loan) from Parent to finance such costs, expenses and payments.”

(c) Material Adverse Effect.  The definition of “Material Adverse Effect” in Section 1.73 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.73    “Material Adverse Effect” shall mean any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or would reasonably be expected to have an adverse effect on the financial condition, assets, properties, business, operations or results of operations of the Borrower which is material to the Borrower, excluding (a) any changes or effects that are not unique to the Borrower and do not adversely affect the Borrower disproportionately compared to its competitors, directly resulting from general changes in economic, financial or capital market, regulatory, political or national security conditions (including acts of war or terrorism), (b) any changes in conditions generally applicable to the industries in which the Borrower is involved, (c) any changes that result from the announcement or the consummation of the transactions contemplated hereby, (d) any changes or effects, individually or when taken together with all such changes or effects, that result from or could reasonably be expected to result from the Chapter 11 cases filed, or to be filed, by the PE Holding Debtors, so long as such changes or effects do not, in fact, have an adverse effect on the financial condition, assets, properties, business, operations or results of operations of the Borrower which is material to the Borrower; provided, that, the mere filing by the PE Holding Debtors of the Chapter 11 cases shall not be deemed to have a Material Adverse Effect as to Borrower, (e) any “going concern” or similar qualification to the opinion of Borrower’s or Parent’s independent certified public accountants with respect to the financial statements of Borrower or Parent, unless such “going concern” or similar qualification to any such opinion relates solely to Borrower (independent of Parent), and (f) any changes or effects that have been disclosed to Agent and Lenders as of the date of the Agreement and Waiver that has or could reasonably be expected to have a material adverse effect on the financial condition, assets, properties, business, operations or results of operations of Borrower (the foregoing exclusion in this clause (f) shall not apply to any changes or effects that have not been disclosed to Agent and Lenders as of the date of the Waiver and Amendment or any changes or affects arising after the date of the Waiver and Amendment).”

(d) Unused Line Fee.  Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)   Effective as of the date of the Amendment and Waiver, Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-half of one (0.50%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(e) Servicing Fee.  Section 3.2 of the Loan Agreement is hereby amended by adding the following new Section 3.2(e) at the end thereof:

“(e)   Effective as of the date of the Amendment and Waiver, Borrower shall pay to Agent, for its own account, a servicing fee in an amount equal to $5,000 per month in respect of the services of Agent for each month (or part thereof) while the Loan Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding.  Such fee shall be fully earned as of and payable in advance on the date of the Amendment and Waiver and on the first day of each month thereafter for so long as any of the Obligations are outstanding.”

(f) Collateral Reporting.  Section 7.1(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(ii)           within fifteen (15) Business Days after the end of each fiscal month, on a monthly basis or more frequently as Agent may reasonably request:  (A) perpetual inventory reports, (B) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), (C) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral) and (D) a schedule of all ethanol purchase and sale contracts or agreements constituting a Material Contract entered into, amended or terminated during the previous month;”

(g) Encumbrances.  Section 9.8 of the Loan Agreement is hereby amended by deleting the “and” from the end of clause (i) thereof, replacing the period at the end of clause (j) with “; and” and adding the following new clause (k):

“(k)   liens expressly permitted pursuant to the terms of the Western Ethanol Agreement.”

(h) Payments to Parent.  Section 9.12(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)   make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except (i) reasonable compensation to officers, employees and directors of Borrower and its affiliates for any services rendered to Borrower in the ordinary course of business, (ii) payment by Borrower to Parent on the date hereof of an amount not to exceed $6,000,000 on account of intercompany Indebtedness due and owing by Borrower to Parent as of the date hereof, and (iii) payments by Borrower to Parent for those services provided by Parent to Borrower pursuant to the Parent/Borrower Operating Agreement as in effect on the date hereof; provided, that, (A) such payments (other than payments expressly provided for in clause (iii)(B) below) under this clause (iii) shall not exceed $600,000 in the aggregate during any three (3) consecutive month period and $2,400,000 in the aggregate during any twelve (12) consecutive month period, and (B) with respect to any reimbursement payment by Borrower to Parent on account of any margin call due in connection with any hedging position created by Parent for or on behalf of Borrower pursuant to the Parent/Borrower Operating Agreement, Borrower shall have Excess Availability of not less than $1,000,000 after giving effect to such payment.

(i) Event of Default.  Section 10.1 of the Loan Agreement is hereby amended as follows:

(i) Section 10.1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d)  (i) any judgment for the payment of money is rendered against Borrower or any Obligor (other than Parent) in excess of $100,000 in any one case or in excess of $250,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor (other than Parent) or any of the Collateral having a value in excess of $100,000 or (ii) any judgment for the payment of money is rendered against Parent or any of its subsidiaries (other than Borrower, Pacific Ethanol Imperial LLC or the PE Holding Debtors) in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Parent or any of its subsidiaries (other than Borrower, Pacific Ethanol Imperial LLC or the PE Holding Debtors) or any of the Collateral having a value in excess of $500,000;”

(ii) Section 10.1(f) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(f)  (i) Borrower, Parent, any Obligor or any of their respective subsidiaries (other than Pacific Ethanol Imperial LLC and the PE Holding Debtors) makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer, (ii) Borrower or any Obligor (other than Parent) calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them, or (iii) from and after the date of the Amendment and Waiver, Parent or any of its subsidiaries (other than Borrower, any Obligor, Pacific Ethanol Imperial LLC or the PE Holding Debtors) calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them.”

(iii) Section 10.1(g) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(g)   a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors) or all or any part of its properties (other than with respect to any interest in the PE Holding Debtors) and such petition or application is not dismissed within forty-five (45) days after the date of its filing, or Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors) shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;”

(iv) Section 10.1(h) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(h)    a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors) or for all or any part of its property (other than with respect to any interest in the PE Holding Debtors);”

(v) Section 10.1(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(i)   (i) any default in respect of any Indebtedness of Borrower or any Obligor (other than Parent) (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $100,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Borrower or any Obligor (other than Parent) under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or (ii) any default in respect of any Indebtedness of Parent or any of its subsidiaries (other than Borrower and the PE Holding Debtors) (other than in connection with the Master Lease Agreement, dated June 9, 2008, between Parent and Varilease Finance, Inc.), in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Parent or any of its subsidiaries (other than Borrower) under any material contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;”

(vi) Section 10.1(m) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(m)   the indictment by any Governmental Authority, or as Agent may reasonably determine, the threatened indictment by any Governmental Authority of Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors) of which Borrower, Parent, any Obligor, any of their respective subsidiaries (other than the PE Holding Debtors) or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the reasonable determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors), pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $250,000 or (ii) any other property of Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors) which is necessary or material to the conduct of its business (other than with respect to any interest in the PE Holding Debtors);”

(vii) Section 10.1(o) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(o)    there shall have occurred a Material Adverse Effect as to Borrower, Parent, any Obligor or any of their respective subsidiaries (other than the PE Holding Debtors); or”

(j) Maturity Date.  Section 13.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)     This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until October 31, 2010 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default has occurred and is continuing.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Los Angeles, California time.”

(k) Early Termination Fee.  Section 13.1(c) of the Loan Agreement is hereby deleted in its entirety.

(l) Schedule 9.17.  Schedule 9.17 to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.

(m) No Additional Indebtedness.  From and after the date of this Agreement, notwithstanding anything to the contrary contained in the Loan Agreement or otherwise, Borrower shall not incur any additional Indebtedness, except for (i) Indebtedness expressly permitted under Section 9.9(e) of the Loan Agreement and (ii) unsecured Indebtedness to Parent in connection with any loan made by Parent to Borrower to finance the payment by Borrower of costs and expenses incurred, and any amounts paid in cash (whether pursuant to settlement or a final order of a court of competent jurisdiction), in connection with any litigation or judgment; provided, that, with respect to such unsecured Indebtedness to Parent, Borrower shall not repay or make any other payment on account of such unsecured Indebtedness without the prior written consent of Agent.

(n) Limitation on Capital Expenditures.  From and after the date of this Agreement, notwithstanding anything to the contrary contained in the Loan Agreement or otherwise, Borrower shall not make nor contract for any Capital Expenditures in excess of $100,000 during any twelve (12) consecutive month period without the prior written consent of Agent.

3. Waiver of Existing Defaults.

(a) Pursuant to Borrower’s request, subject to the terms and conditions contained herein, Wachovia hereby waives the Existing Defaults.

(b) Wachovia has not waived and is not by this agreement waiving, and has no present intention of waiving, any Default or Event of Default other than the Existing Defaults, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Existing Defaults, whether the same or similar to the Existing Defaults or otherwise.  Wachovia reserves the right, in its discretion, to exercise any or all of its rights and remedies arising under the Financing Agreements, applicable law or otherwise, as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof, whether the same or similar to the Existing Defaults or otherwise upon or after the rescission and termination of the waiver provided for in Section 3(a) above.  Nothing contained herein shall be construed as a waiver of the failure of Borrower to comply with the terms of the Loan Agreement and the other Financing Agreements after such time.

4. Consent to Amendment to Parent/Borrower Operating Agreement.

  Pursuant to Borrower’s request, subject to the terms and conditions contained herein, Wachovia hereby consents to the amendment to the Parent/Borrower Operating Agreement substantially in the form attached hereto as Exhibit A.

5. Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a) Acknowledgment of Obligations.  Borrower and Parent hereby acknowledge, confirm and agree that Borrower is unconditionally indebted to Wachovia as of the close of business on May 15, 2009, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $5,143,868.42, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrower to Wachovia pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrower to Wachovia pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests.  Borrower and Parent hereby acknowledge, confirm and agree that Wachovia has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrower to Wachovia pursuant to the Financing Agreements or otherwise granted to or held by Wachovia.

(c) Binding Effect of Financing Agreements.  Borrower and Parent hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrower and Parent (as applicable) are a party has been duly executed and delivered to Wachovia by Borrower and Parent (as applicable), and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower and Parent (as applicable) contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrower and Parent (as applicable), enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrower and Parent (as applicable) have no valid defense to the enforcement of such Obligations, and (iii) Wachovia is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

6. Representations, Warranties and Covenants.

  Borrower and Parent hereby represent, warrant and covenant to Wachovia the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans to Borrower:

(a) this Agreement and each other agreement or instrument to be executed and/or delivered in connection herewith (collectively, together with this Agreement, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Borrower and Parent and, if necessary, their respective stockholders and/or members, as the case may be, and the agreements and obligations of Borrower and Parent contained herein and therein constitute the legal, valid and binding obligations of Borrower and Parent, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) the execution, delivery and performance of the Amendment Documents (a) are all within Borrower’s and Guarantor’s corporate or limited liability company powers (as applicable), (b) are not in contravention of law or the terms of Borrower’s or Guarantor’s certificate or articles of organization or formation, operating agreement, by-laws or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or Guarantor is a party or by which Borrower, Guarantor or its or their property is bound and (c) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Wachovia pursuant to the Loan Agreement and the Financing Agreements as amended hereby;

(c) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(d) after giving effect to this Agreement, no Default or Event of Default exists as of the date of this Agreement;

(e) no action of, or filing with, or consent of any governmental or public body or authority, including, without limitation, any filing with the U.S. Patent and Trademark Office, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement;

(f) Borrower shall not amend or otherwise modify that certain Ethanol Marketing Agreement (Boardman Project), dated as of February 27, 2007, between Borrower and Pacific Ethanol Columbia LLC, as in effect on the date hereof; and

(i)           on or before May 31, 2009, Wachovia shall have received copies of the financing agreements, in form and substance reasonably satisfactory to Wachovia, among Parent, certain of its subsidiaries and Lyles United, LLC (“Lyles”), which agreements shall provide, among other things, for (A) a credit facility available to Parent of up to $2,500,000 over a term of eighteen (18) months (or such shorter term but in no event prior to the Maturity Date of the Loan Agreement (as amended hereby)), (B) the grant by Parent to Lyles of a security interest in substantially all of Parent’s assets, including a pledge by Parent to Lyles of the equity interest of Parent in Borrower, and (C) the use by Parent of borrowings thereunder for general corporate and other purposes in accordance with the terms thereof.

7. Conditions Precedent.

  This Agreement shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Wachovia:

(i) the receipt by Wachovia of an original (or faxed or electronic copy) of this Agreement, duly authorized, executed and delivered by Borrower and Parent;

(ii) the receipt by Wachovia of a copy of that certain Asset Management Agreement, dated on or about the date hereof, by and among Parent and the PE Holding Debtors, which agreement shall be in form and substance reasonably satisfactory to Wachovia and shall provide that Parent will provide various management services to the PE Holding Debtors during and in connection with the Chapter 11 cases to be filed by the PE Holding Debtors; and

(iii) no Default or Event of Default shall exist or have occurred (after giving effect to the waivers and amendments made by Wachovia pursuant to this Agreement).

Notwithstanding anything to the contrary herein, the documents and agreements delivered to Wachovia pursuant to clauses (ii), (iii) and (iv) of this Section 6 shall not be deemed to be “Financing Agreements” under the Loan Agreement.

8. Amendment Fee.

  In addition to all other fees, charges, interest and expenses payable by Borrower to Wachovia under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Wachovia an amendment and waiver fee in the amount of $200,000, which fee shall be fully earned as of and payable in advance on the date hereof.  The foregoing fee may be charged to any loan account of Borrower maintained by Wachovia.

9. Effect of this Agreement.

  Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and the other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Agreement and the Loan Agreement or any of the other Financing Agreements, the terms of this Agreement shall control.  The Loan Agreement and this Agreement shall be read and construed as one agreement.

10. Further Assurances.

  At Wachovia’s request, Borrower and Parent shall execute and deliver such additional documents and take such additional actions as Wachovia requests to effectuate the provisions and purposes of this Agreement and to protect and/or maintain perfection of Wachovia’s security interests in and liens upon the Collateral.

11. Governing Law.

  The validity, interpretation and enforcement of this Agreement in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

12. Binding Effect.

  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns

13. Counterparts.

  This Agreement may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute one and the same Agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

KINERGY MARKETING LLC, as Borrower By: /s/ BRYON MCGREGOR Name: Bryon McGregor Title: Interim CFO

PACIFIC ETHANOL, INC, as Parent By: /s/ BRYON MCGREGOR Name: Bryon McGregor Title: Interim CFO

AGREED TO:

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and sole Lender By: /s/ CARLOS VALLES Name: Carlos Valles Title: Director

EXHIBIT A
TO
LETTER RE: AMENDMENT AND WAIVER

Amendment to Parent/Borrower Operating Agreement

[see attached]

EXHIBIT B
TO
LETTER RE: AMENDMENT AND WAIVER

Schedule 9.17
to
LOAN AND SECURITY AGREEMENT

Minimum EBITDA

Fiscal Period	Minimum EBITDA
one (1) month period ending May 31, 2009	No Test
two (2) consecutive month period ending June 30, 2009	No Test
three (3) consecutive month period ending July 31, 2009	$0
four (4) consecutive month period ending August 31, 2009	$30,000
five (5) consecutive month period ending September 30, 2009	$80,000
six (6) consecutive month period ending October 31, 2009	$130,000
seven (7) consecutive month period ending November 30, 2009	$180,000
eight (8) consecutive month period ending December 31, 2009	$230,000
one (1) month period ending January 31, 2010	$50,000
two (2) consecutive month period ending February 28, 2010	$100,000
three (3) consecutive month period ending March 31, 2010	$150,000
four (4) consecutive month period ending April 30, 2010	$200,000
five (5) consecutive month period ending May 31, 2010	$250,000
six (6) consecutive month period ending June 30, 2010	$325,000
seven (7) consecutive month period ending July 31, 2010	$400,000
eight (8) consecutive month period ending August 31, 2010	$475,000
nine (9) consecutive month period ending September 30, 2010	$550,000
ten (10) consecutive month period ending October 31, 2010	$625,000